Free Writing Prospectus

Van Eck Merk Gold Trust

Audit Report

0001546652

Pursuant to 433/164

333-180868

Inspectorate Reference: 16005254 Date: 04 August 2016

REPORT OF	:	AUDIT
CLIENT TRUST	: :	Merk Investments LLC Van Eck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	03 August 2016
AUDIT COMMENCED	:	04 August 2016
AUDIT COMPLETED	:	04 August 2016

 This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary

The table set out below sets out the results for the Audit of Gold bullion in the vault as at 03 August 2016. Number of Bars		Fine weight
ADVISED	293	118,202.025	Tr.oz
FOUND	293	118,202.025	Tr.oz
VARIANCE	-	-	Tr.oz

 All bars were deemed to be London Good Delivery, Large Gold Bars said to be purity 99.50% minimum, up to and includ-ing 99.99%.

Audit Procedure

1. Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2. Visually checked each bar for the bar number and brand purity.

3. Verified that the bar numbers, brand purity and number of bars for each individual batch or pallet matches the records supplied by the Custodian and Administrator.

4. Compared the records of the Custodian against those provided by the Administrator and verified that the met-al bullion bars are held in the name of the applicable account.

5. Check weighed a random selection of metal bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6. Reconciled the weights reported as per the paperwork supplied by the Custodian and the Administrator.

7. Reconciled the physical movement of bars which occurred during the inspection period and the completion date of the count.

8. Reported any anomalies discovered by the above procedures back to the Administrator.

Anomalies

There were no anomalies identified in respect of the gold bars held by the custodian as at 03 August 2016 for the above numbered account.

Weighing

Scales were provided by JP Morgan Chase Bank, N.A., London

Calibration date below is external check date. Scales were calibrated with standard weights prior to weighing.

Scales used:

· _Manufacturer: Sartorius

· _Model Number: GBB14202S

· _Serial Number: 26002354

· _Calibration date: 08 April 2016

· _Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of

INSPECTORATE INTERNATIONAL LIMITED

Paul Alston

Inspectorate International Limited

2 Perry Road, Witham

Essex CM8 3TU

T: +44(0) 1376 536800 F: +44(0) 1376 520819

E: witham.hq@inspectorate.com

www.inspectorate.com

Registered in England No. 638315

Registered Address 2 Perry Road, Witham, Essex CM8 3TU

All services are rendered in accordance with our General Conditions of Service, available on request or at www.inspectorate.com/general_conditions_of_service

Certified to

ISO 9001:2008

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.